Exhibit 99.1

Thomas Bowers

June 5, 2003

The Board of Directors

Enviro-Energy Corporation

Subject:  The Resignation of Thomas Bowers.

Gentlemen:

Effective today at 3:00 P.M., I resign from all corporate offices that I have held in Enviro-Energy Corporation and Energy Flow Management, Inc.  I also resign from the Corporate Board of Directors of Enviro-Energy Corporation.

My decision to resign is based on the lack of adequate funds to provide for any continued corporate efforts including those required by the various regulatory agencies which over see an govern public organizations.  Also bearing heavily on my decision to resign is the precipitous actions taken by control people within  the organization.  I disagree with the interpretations of the counsel to Colvico Inc., regarding the acquisition and proposed rescission of the purchase agreement of Colvico, Inc.  I do not believe that the Directors of Enviro-Energy Corporation can authorize the rescission without a shareholder's vote on the matter.

It is my opinion that the shareholders of Enviro-Energy Corporation are being ignored in the pending transactions.  I also believe that these pending actions are in part being taken to cover up illegal acts by control people within the Company.

By resigning I do not forfeit any of my rights as a shareholder or my claims for salary, expenses and legal fees as a former officer and director of Enviro-Energy Corporation.

Sincerely,

/s/ ThomasBowers

Thomas Bowers

3897 Cinco Amigos

Santa Barbara CA 93105

805-682-1838